EXHIBIT 99.1

1606 Corp. Announces that its Merchandising AI Bot, ChatCBDW, is now live

SEATTLE, WA Oct. 31st, 2023 /PRNewswire/ -- 1606 Corp. (OTC Pink: CBDW) (the “Company” or “1606”) has unleashed ChatCBDW, an AI-driven online merchandising technology designed for the CBD and wellness industries. Merchants interested in the platform's BETA test can now register for installation on www.CBDW.ai. This incredible merchandising tool offers CBD and wellness merchants the ability to increase sales by providing product recommendations, track user behavior for inventory management, and ChatCBDW can also provide information on products and education around the clock.

1606 Corp. additionally announced that Cool Blue Distribution is now a North American licensed reseller of ChatCBDW and is set to engage its network of over 800 CBD retailers immediately.

Since ChatCBDW is now live on www.CBDW.ai and www.coolbluedist.com, the company will provide onboarding process materials and merchant presentations to facilitate Cool Blue’s marketing efforts to drive sales for 1606.

Greg Lambrecht, CEO and Chairman of 1606, stated, "having a viable AI merchandising product puts us into a new revenue-generating mode for the Company. We will, of course, continue developing new features but the Company is now focused on what's next.” Mr. Lambrecht continued, “now that merchants are actively testing ChatCBDW, the Company will begin exploring additional verticals such as probiotics, supplements, vitamins, and nutraceuticals.”

The first direct to merchant marketing campaign is scheduled to begin by mid-November 2023, with the goal of generating notable revenue before January 1, 2024. 1606 invites investors, merchants and CBD enthusiasts to try ChatCBDW on www.CBDW.ai. Your feedback is greatly appreciated so feel free to drop us a chat!

About ChatCBDW

Our bot was built on Microsoft Azure by AR XTLabs, a state of the art development company in the AI space. ChatCBDW is a proprietary bot fully integrated with ChatGPT, a state-of-the-art language model developed by OpenAI. This integration equips ChatCBDW with natural language processing (NLP) and machine learning capabilities, allowing lifelike conversations and intelligent product recommendations. It's designed to drive sales, educate audiences on products, and provide analytics on customer preferences and behavior, contributing to inventory management. The chat technology is enhanced through a patent possible process that tailors product recommendations to merchant specifications.

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About 1606 Corp.

At 1606 Corp., we are not just a CBD company anymore; we are a dynamic think tank with innovative technology solutions that are aimed at solving the top online customer service problems in the CBD industry and all industries with online customers. Established as an acquisition-based company, CBDW has developed a vision to redefine the CBD industry through both acquisitions and technology development. 1606 Corp. stands at the intersection of cutting-edge technology and visionary collaborations to help you, the CBD consumer. Our mission is clear – to revolutionize the CBD industry by seamlessly integrating technology into the core operations of all CBD companies in the United States. We strive to empower businesses, both large and small, with enterprise solutions that drive efficiency, foster online sales growth, and open doors to unprecedented education and usage by CBD customers.

Industry Information

The global artificial intelligence market has seen remarkable growth, valued at $428 billion in 2022 and projected to reach $2.25 trillion by 2030. With a compound annual growth rate (CAGR) ranging from 33.2% to 38.1%, AI's global impact is undeniable, with as many as 97 million individuals expected to work in the AI sector by 2025, according to fortunebusinessinsights.com.

Company Contact:

Austen Lambrecht

Austen@1606Corp.com

Investors – CBDW AI

SOURCE 1606 Corp

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